Exhibit 99.1

For Media Inquiries Ally Boyle ally.boyle@pulteGroup.com (404) 464-9060

PulteGroup Announces Appointment of Kristin Gannon to its Board of Directors

ATLANTA– February 09, 2026 – PulteGroup, Inc. (NYSE: PHM), the nation's third largest homebuilder, today announced the appointment of Kristin Gannon, Managing Director at Eastdil Secured, as a new independent director to its Board, effective February 10, 2026. Ms. Gannon will serve on the Nominating and Governance Committee and the Audit Committee.

“Kristin brings more than two decades of deep experience in real estate finance, strategic advisory, and capital markets, making her an exceptional addition to our Board,” said Thomas J. Folliard, Chairman of the Board of PulteGroup. “Her leadership and expertise across the real estate industry will provide meaningful insight as the Company continues to build long-term value for its shareholders.”

“Kristin has built an impressive career advising leading real estate companies on complex transactions, growth strategies, and capital formation,” said Bryce Blair, PulteGroup Director and Chairman of the Nominating and Governance Committee. “Her industry knowledge will be an asset to the Board, and we look forward to her contributions.”

Ms. Gannon is currently a Managing Director at Eastdil Secured, a global real estate investment bank providing commercial real estate and capital markets expertise, where she serves as global co-head of the firm’s Corporate Advisory and M&A Group.

Earlier in her career, Ms. Gannon held senior investment banking roles at Goldman Sachs and Morgan Stanley, where she led real estate coverage and executed complex M&A and capital markets transactions across the industry. Over the course of her career, Ms. Gannon has advised on more than $150 billion in real estate mergers, financings, and strategic transactions.

A graduate from the University of California, Berkeley with a BS in Business Administration and an MBA from the MIT Sloan School of Management, Ms. Gannon is a member of the Policy Advisory Board of the Fisher Center at UC Berkeley and the Urban Land Institute.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 45 markets throughout the country. Through its brand portfolio that includes Pulte Homes, Centex, Del Webb, DiVosta Homes, and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; and jwhomes.com. Follow PulteGroup, Inc. on X: @PulteGroupNews.